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                                                                    EXHIBIT 12.1

                               AGRIBIOTECH, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES

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
                                                  Year End        Year End       Nine Months     Year End
                                                September 30    September 30       June 30        June 30
                                                    1993            1994            1995           1996
Fixed charges:
   Interest expense                                 $  31,918       23,617         35,624        464,515
   Rent expense                                         2,700        5,491         36,000        101,610
   Amortizaton of debt expense                              -            -             -          10,101
                                                    ----------------------------------------------------
              Total fixed charges                   $  34,618       29,108         71,624        576,226
                                                    ====================================================
Pretax income                                       $(191,785)    (890,308)    (1,406,687)    (3,324,132)
Add fixed charges                                      34,618       29,108         71,624        576,226
                                                    ----------------------------------------------------
                   Earnings                         $(157,167)    (861,200)    (1,335,063)    (2,747,906)
                                                    ====================================================
Ratio of earnings to fixed charges                          -            -              -              -
Deficiency of earnings to fixed charges               191,785      890,308      1,406,687      3,324,132

                                                     Year End     Nine Months   Nine Months
                                                      June 30      March 31      March 31
                                                       1997          1997          1998
Fixed charges:
   Interest expense                                  1,691,084      1,002,773     2,904,358
   Rent expense                                        171,075        105,140       236,685
   Amortizaton of debt expense                          21,367         16,025        13,717
                                                    ---------------------------------------
              Total fixed charges                    1,883,526      1,123,938     3,154,760
                                                    =======================================
Pretax income                                       (2,713,765)    (1,188,926)    1,410,134
Add fixed charges                                    1,883,526      1,123,938     3,154,760
                                                    ---------------------------------------
                   Earnings                           (830,239)       (64,988)    4,564,894
                                                    =======================================
Ratio of earnings to fixed charges                           -              -           1.4
Deficiency of earnings to fixed charges              2,713,765      1,188,926           N/A
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